Exhibit 99.1

International Coal Group Statement Regarding Miner Tragedy

     NEW YORK, NY, Jan. 4, 2006 - International Coal Group Chairman Wilbur L. Ross has issued the following statement regarding the accident in which 12 miners died at the Sago Mine in West Virginia, operated by a subsidiary of the company:

     “A terrible tragedy has occurred and everyone at International Coal Group shares the grief of the families of the twelve miners who lost their lives despite the best efforts of our company, Governor Joe Manchin and the rescue teams. My heart goes out to these families. I personally understand their trauma since I lost my own father when I was a teenager and my widowed mother was left with three children, the youngest of whom was eight years old. I offer these families my heartfelt sympathy and my prayers.”

     “No amount of money can take the place of a loved one, but the families do have financial needs as well. Therefore, International Coal Group has organized The Sago Mine Fund to provide financial support to the families and will provide the Fund with an initial contribution of $2,000,000. People who wish to contribute to the Fund may do so by calling 1-800-811-0441.”

     Ben Hatfield, President and CEO of International Coal added, “This has been the most tragic period of my life. Our goal is always to see that our people get home safely each day and we will redouble our efforts to make sure that a tragedy like this never occurs again. Our management is working diligently with the government investigators to learn the cause of the explosion and we will report all findings in the hope that lessons learned here may help prevent similar problems at other mines. No amount of explanation can replace a loved one, nor can the Sago Mine Fund, but our fervent hope is that this will help. I reiterate the deep sympathy I have already expressed to the families. We regard our miners as part of our extended family and hope that many people will express their sorrow by contributing to the Fund.”

     ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The company has eleven active mining complexes, of which ten are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

SOURCE International Coal Group